Exhibit 99.1
NanoString Technologies Provides Preliminary Operational and Financial Results for Fourth Quarter and Fiscal Year 2017
- Fourth Quarter Product and Service Revenue Exceeds High End of Company Guidance -
SEATTLE – January 8, 2018 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today provided preliminary operational and financial results for the fourth quarter and fiscal year ended December 31, 2017.
Financial Highlights:

•	Product and service revenue for fiscal year 2017 is expected to be approximately $72 million, versus prior guidance of $68 to $71 million

•	Product and service revenue for the fourth quarter of 2017 is expected to be approximately $21 million

•
Total revenue for fiscal year 2017 is expected to be in the range of $113 to $115 million, including approximately $41 to $43 million of collaboration revenue, versus prior guidance of $109 to $112 million

•	Cash, cash equivalents and short-term investments of approximately $82 million at December 31, 2017
 Operational Highlights:

•	Approximately 125 nCounter® Analysis Systems sold in 2016, including 54 nCounter SPRINT™ Profilers

•	Installed base of approximately 605 nCounter Analysis Systems at December 31, 2017, an increase of approximately 25% since year-end 2016

•	More than 1,820 cumulative peer-reviewed publications of studies based on nCounter technology as of December 31, 2017, and increase of more than 25% over the prior year
“While 2017 was a challenging year, we believe that actions we have taken helped to stabilize the business in the fourth quarter and put us on the path to improved growth over the course of 2018,” said NanoString president and chief executive officer, Brad Gray.  “The changes that we’ve made to our commercial channel have had a positive impact, and we achieved both solid SPRINT sales and record consumables revenue during the fourth quarter. In addition, we have taken actions to resource key development programs, extend the runway provided by our existing cash, and expand our access to additional capital.”
Cost Management and Financial Resources
During the fourth quarter, the company shifted resources to its high-impact platform-development programs, Digital Spatial Profiling and Hyb & Seq™, and eliminated approximately 30 positions in lower-priority areas of the business. The company now expects that its existing cash on-hand will be sufficient to fund its operations through mid-2019. Additionally, during the first week of January 2018, the company increased its access to capital by entering into a $15 million revolving credit facility and a $40 million “at-the-market” facility agreement for potential future equity financing.
NanoString president and chief executive officer, Brad Gray, will give a corporate update at the JP Morgan Healthcare conference at 8:00 a.m. PST on Thursday January 11th, 2018. A live webcast of the presentation will be available online from the investor relations page of the company's corporate website at www.nanostring.com. After the live webcast, the presentation will remain available on the website for approximately 30 days.
These preliminary results are based on management’s initial analysis of operations for the quarter and year ended December 31, 2017 and are subject to further internal review and review/audit by the company’s external auditors.
About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,820 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company collaborates with biopharmaceutical companies in the development of companion diagnostic tests and technologies for various cancer therapies, helping to realize the promise of precision oncology.
For more information, please visit www.nanostring.com.
NanoString, NanoString Technologies, the NanoString logo, Hyb & Seq, nCounter, nCounter SPRINT and Prosigna are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of fourth quarter and fiscal year 2017 operating results and financial condition, the sufficiency of our cash on-hand to fund operations through mid- 2019, the ability to raise additional equity financing through our “at-the-market” facility agreement, and expectations for continuing growth in our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in our filings with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for the fourth quarter and fiscal year 2017, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding 2017 revenue and year-end cash, cash equivalents and short-term investment balances are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2017 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768